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J. Ronald Trost (JT-4745)
Kelley A. Cornish (KC-0754)
Shalom L. Kohn (SK-2626)
Elizabeth R. McColm (EM-8532)
SIDLEY AUSTIN BROWN & WOOD LLP
787 Seventh Avenue
New York, New York 10019
Telephone: (212) 839-5300

Counsel for Debtors and Debtors-in-Possession

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -   x
                                                                :     Chapter 11
                                                                :
In re                                                           :     Case Nos. 01-41643 (RLB)
                                                                :     through   01-41680 (RLB)
     THE WARNACO GROUP, INC., et al.,                           :
                              -- ---
                                                                :     (Jointly Administered)
                                    Debtors.                    :
                                                                x
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -


                FINDINGS OF FACT AND CONCLUSIONS OF LAW RE: ORDER
    AND JUDGMENT CONFIRMING THE FIRST AMENDED JOINT PLAN OF REORGANIZATION OF
             THE WARNACO GROUP, INC. AND ITS AFFILIATED DEBTORS AND
                 DEBTORS-IN-POSSESSION UNDER CHAPTER 11 OF TITLE
               11 OF THE UNITED STATES CODE DATED NOVEMBER 8, 2002

         The Warnaco Group, Inc. ("Group"), together with certain of its direct and indirect subsidiaries, 184 Benton Street Inc., A.B.S. Clothing Collection, Inc., Abbeville Manufacturing Company, AEI Management Corporation, Authentic Fitness Corporation, Authentic Fitness On-Line, Inc., Authentic Fitness Products Inc., Authentic Fitness Retail Inc., Blanche, Inc., CCC Acquisition Corp., CCC Acquisition Realty Corp., C.F. Hathaway Company, Calvin Klein Jeanswear Company, CKJ Holdings, Inc., CKJ Sourcing, Inc., Designer Holdings Ltd., Gregory Street, Inc., Jeanswear Holdings, Inc., Kai Jay Manufacturing Company, Myrtle Avenue, Inc., Outlet Holdings, Inc., Outlet Stores, Inc., Penhaligon's by Request, Inc., Rio






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Sportswear, Inc., Ubertech Products, Inc., Ventures Ltd., Warmana Limited,
Warnaco Inc., Warnaco International, Inc., Warnaco International, LLC, Warnaco Men's Sportswear Inc., Warnaco of Canada Company, Warnaco Puerto Rico, Inc., Warnaco Sourcing Inc., Warnaco U.S. Inc., Warnaco Ventures Ltd. and Warner's De Costa Rica Inc., each a debtor and debtor-in-possession herein (collectively, the "Debtors"), having filed voluntary petitions for relief under the provisions of chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") on June 11, 2001 (the "Petition Date"); and the Debtors having filed their First Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code with this Court on November 9, 2002 (as amended in certain technical respects, the "Plan"); and the Debtors having filed the Disclosure Statement to Debtors' First Amended Joint Plan of Reorganization with this Court on November 9, 2002 (the "Disclosure Statement"); and the Court having approved the Disclosure Statement by Order dated November 14, 2002 (the "Disclosure Statement Approval Order"); and the Court having approved certain Solicitation and Voting Procedures on the Plan by Order dated November 14, 2002 (the "Voting Procedures Order"); and the Court having fixed December 27, 2002 as the last date for voting on the Plan (the "Voting Deadline") and for filing objections to the Plan (the "Objection Deadline"); and the Court having scheduled a hearing to consider confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code (the "Confirmation Hearing") for January 16, 2003; and due notice of the Voting Deadline, the Objection Deadline and the Confirmation Hearing having been given to the Debtors' creditors, equity security holders and other parties in interest in accordance with the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"); and the Court having found that the Disclosure Statement and the Plan were transmitted to all or substantially all of the Debtors' impaired creditors entitled to vote on the Plan; and upon the Affidavits of Mailing of Bridget



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Gallerie of Bankruptcy Services, LLC dated November 26, 2002 (Docket No. 1591)
and November 27, 2002 (Docket No. 1594) (together, the "Gallerie Declarations"); and upon the Declaration of Antonio C. Alvarez, II, President and Chief Executive Officer of the Debtors, in Support of Confirmation of the Debtors' First Amended Joint Plan of Reorganization (the "Alvarez Declaration"); and upon the Declaration of Bruce B. Bingham in Support of Confirmation of the First Amended Joint Plan of Reorganization of The Warnaco Group, Inc. and Its Affiliated Debtors and Debtors-in-Possession Under Chapter 11 of the Bankruptcy Code dated November 8, 2002 (the "Bingham Declaration"); and upon the Declaration of Cassandra Murray Certifying the Ballots Accepting or Rejecting the Debtors' First Amended Joint Plan of Reorganization Dated November 8, 2002 (the "Murray Declaration"); and upon the Affidavit of Publication in Women's Wear Daily of Notice of Hearing to Consider Confirmation of Debtors' First Amended Joint Plan of Reorganization of Iman Mohammed (Docket No. 1617) (the "Mohammed Declaration"); and upon the Affidavit of Publication in The Globe and Mail of Notice of Hearing to Consider Confirmation of Debtors' First Amended Plan of Reorganization of Charlotte Young (Docket No. 1619) (the "Young Declaration"); and upon the Certification of Publication in The New York Times of Notice of Hearing to Consider Confirmation of Debtors' First Amended Plan of Reorganization of J. Swiderski (Docket 1618) (the "Swiderski Declaration"); and upon the Affidavit of Publication in The Wall Street Journal of Notice of Hearing to Consider Confirmation of Debtors' First Amended Joint Plan of Reorganization of Gregg Palmer (Docket 1620) (the "Palmer Declaration"); and the following objections having been filed: (i) the Objection of County of Hays to Confirmation of Debtors' First Amended Plan of Reorganization, filed on December 13, 2002; (ii) the Limited Objection of Millenium Partners to Debtors' Plan of Reorganization and Assumption of Lease Based on Insufficient Cure Amount

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set forth in Plan Schedule 3.2 of Debtors' First Amended Joint Plan of
Reorganization, filed on December 24, 2002, (iii) Objections of Pacific Employers Insurance Company, ACE INA Insurance and ESIS, Inc. to Confirmation of the Debtors' First Amended Joint Plan of Reorganization, filed on December 26, 2002, (iv) the Objection of General Growth Management, Inc., New Plan Excel Realty Trust, Inc., Wilmorite Property Management, LCC and The Rouse Company Affiliates to Debtors' Schedule of Cure Amounts, filed on December 20, 2002 and
(v) the Objection of The Macerich Company and The Forbes Company to Debtors' Proposed Cure Amounts, filed on December 26, 2002; and all of the foregoing objections having been resolved by agreement and withdrawn; and the Confirmation Hearing having been held on January 16, 2003; and upon the record of the proceedings throughout the Cases, the Confirmation Hearing and the arguments of counsel made at the Confirmation Hearing; and after due deliberation and sufficient cause appearing therefor, the Court hereby FINDS and DETERMINES that:

         1. These findings and conclusions set forth herein constitute the Court's findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding pursuant to Bankruptcy Rule 9014. To the extent that any finding of fact shall later be determined to be a conclusion of law it shall be so deemed, and vice versa.

         2. These Findings of Fact and Conclusions of Law are being entered contemporaneously with the Order and Judgment Confirming the First Amended Joint Plan of Reorganization of The Warnaco Group, Inc. and its Affiliated Debtors and Debtors-in-Possession Under Chapter 11 of Title 11 of the United States Code Dated November 8, 2002 and Granting Related Relief (the "Confirmation Order"). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Confirmation Order or the Plan, as applicable.

         3. This Court has jurisdiction over the Plan and Confirmation of the Plan pursuant to 28 U.S.C. 'SS''SS'157 and 1334. Confirmation of the Plan is a core proceeding pursuant to 28 U.S.C. 'SS'157(b)(2)(C). Venue of the Debtors' chapter 11 cases is proper pursuant to 28 U.S.C. 'SS'1408 and 1409.

         4. This Court takes judicial notice of the docket of the Cases maintained by the Clerk of the Court and/or its duly appointed agent, including, without limitation, all pleadings and other documents filed, all orders entered, and all evidence and arguments made, proffered or adduced at, the hearings held before the Court during the pendency of the Cases, including, without limitation, the hearing to consider the adequacy of the Disclosure Statement.

         5. In accordance with applicable sections of the Bankruptcy Code and the Bankruptcy Rules, including, but not limited to, Bankruptcy Rules 2002, 3017 and 3020, due notice of the Confirmation Hearing and the opportunity to object to confirmation of the Plan was given to the Debtors' creditors, equity security holders and other parties-in-interest.

         6. In accordance with Bankruptcy Rule 3017(d) and the Disclosure Statement Approval Order, and as set forth in the Murray Declaration, copies of the Plan, the Disclosure Statement, the Disclosure Statement Approval Order, the Voting Procedures Order, a Ballot or Ballots for voting on the Plan and a Notice of Hearing to Consider Confirmation of the Plan (the "Confirmation Hearing Notice" and, together with the Plan, the Disclosure Statement, the Disclosure Statement Approval Order and the applicable Ballot(s), the "Solicitation Packages") were transmitted to holders of Claims in Classes 2, 5 and 6 under the Plan (collectively, the "Voting Classes").

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         7. In accordance with Bankruptcy Rule 3017(d) and the Disclosure
Statement Approval Order, and as set forth in the Gallerie Declarations, a copy of the Confirmation Hearing Notice was transmitted to holders of Claims and Interests in Classes 1, 2, 3, 4, 5, 6, 7 and 8 under the Plan and to all other parties-in-interest.

         8. In accordance with Bankruptcy Rule 3017(d) and the Disclosure Statement Approval Order, and as set forth in the respective Young Declaration, Mohammed Declaration, Swiderski Declaration and Palmer Declaration, the Debtors published a form of notice concerning the Confirmation Hearing, the Voting Deadline and the Objection Deadline in The Wall Street Journal (global edition), The Globe and Mail (Canada-National Edition), Women's Wear Daily and The New York Times (National Edition) in each case on November 25, 2002.

         9. Votes for acceptance or rejection of the Plan were solicited in good faith and in compliance with sections 1125 and 1126 of the Bankruptcy Code, Bankruptcy Rules 3017 and 3018, the applicable provisions of the Disclosure Statement, the Disclosure Statement Approval Order, the Voting Procedures Order, all other applicable provisions of the Bankruptcy Code and all other applicable rules, laws and regulations.

         10. All procedures used to distribute to the applicable holders of Claims, and to tabulate, the Ballots, as set forth in the Murray Declaration, were fair and appropriate and conducted in accordance with the Bankruptcy Code, the Bankruptcy Rules, the local rules of this Court, the Disclosure Statement Approval Order, the Voting Procedures Order and all other applicable rules, laws and regulations.

         11. The Debtors, as proponents of the Plan, have met their burden of proving the elements of sections 1129(a) and (b) of the Bankruptcy Code as more fully set forth below,

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by a preponderance of the evidence, which is the applicable evidentiary standard in this Court for Confirmation of the Plan.

         12. The Plan complies with the applicable provisions of the Bankruptcy Code, as required by section 1129(a)(1) of the Bankruptcy Code.

         13. Pursuant to sections 1122(a) and 1123(a)(1) of the Bankruptcy Code,
Article II of the Plan designates separate classes of Claims and Interests, each of which contains only Claims and Interests that are substantially similar to the other Claims or Interests within that Class. Valid business, factual and legal reasons exist for separately classifying the various classes of Claims and Interests contained in the Plan, and such Classes do not unfairly discriminate among holders of Claims or Interests. Pursuant to sections 1123(a)(2) and 1123(a)(3) of the Bankruptcy Code, Article II of the Plan identifies each Class that is impaired and each Class that is unimpaired under the Plan, and specifies the treatment provided to each Class. Pursuant to section 1123(a)(4) of the Bankruptcy Code, Article II of the Plan provides for the same treatment of each Claim or Interest in a particular class.

         14. Pursuant to section 1123(a)(5) of the Bankruptcy Code, Article V and other provisions of the Plan and the Confirmation Order provide adequate means for the Plan's implementation.

         15. In accordance with section 1123(a)(6) of the Bankruptcy Code,
Section 5.5. of the Plan provides that on the Effective Date, each of the Reorganized Debtors will have adopted its respective Amended Certificate of Incorporation, which will comply in all respects with section 1123(a)(6) of the Bankruptcy Code including, without limitation, the prohibition of the issuance of non-voting securities to the extent required by section 1123(a)(6).

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         16. In accordance with section 1123(a)(7) of the Bankruptcy Code, the
Plan's provisions with respect to the selection of post-Effective Date officers and directors of the Reorganized Debtors set forth on Schedule 5.6. to the Plan, as amended on January 14, 2003 ("Plan Schedule 5.6"), are consistent with the interests of the holders of Claims against and Interests in the Debtors, and with public policy.

         17. The Plan is dated and identifies the entities submitting it, thereby satisfying Bankruptcy Rule 3016(a).

         18. In accordance with section 1123(b)(6) of the Bankruptcy Code, the Plan does not include any provision inconsistent with the applicable provisions of the Bankruptcy Code. The provisions of the Plan are appropriate and consistent with the applicable provisions of the Bankruptcy Code including, without limitation, provisions for (a) distributions to Creditors, (b) the rejection or assumption of certain executory contracts and unexpired leases, including, without limitation, those listed on Plan Schedules 3.1 and 3.2 as of the Confirmation Hearing, (c) the retention of, and right to enforce, sue on, settle or compromise (or to refuse to do any of the foregoing with respect to) certain claims or causes of action against third parties, to the extent not waived or released under the Plan, including, without limitation, those listed on Plan Schedule 7.6, (d) the creation of a Post-Effective Date Committee pursuant to Section 5.2. of the Plan, and (e) the transactions contemplated pursuant to Section 5.4. of the Plan.

         19. Claims in Classes 1, 3 and 4 are unimpaired under the Plan and, pursuant to section 1126(f) of the Bankruptcy Code, the votes of such holders have not been solicited as such Classes are conclusively presumed to have accepted the Plan.

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         20. Claims in Classes 2, 5 and 6 are impaired under, and entitled to vote on, the Plan.

         21. In accordance with section 1126(c) of the Bankruptcy Code and as set forth in the Murray Declaration, Class 2 has voted to accept the Plan, in that 100% in amount and 100% in number of the Claims in such Class that actually voted on the Plan have voted to accept the Plan.

         22. In accordance with section 1126(c) of the Bankruptcy Code and as set forth in the Murray Declaration, Class 5 has voted to accept the Plan, in that 98.41% in amount and 88.22% in number of the Claims in such Class that actually voted on the Plan have voted to accept the Plan.

         23. In accordance with section 1126(c) of the Bankruptcy Code and as set forth in the Murray Declaration, Class 6 has voted to accept the Plan, in that 99.87% in amount and 98.84% in number of the Claims in such Class that actually voted on the Plan have voted to accept the Plan.

         24. Claims in Class 7 are impaired under the Plan, are not receiving or retaining any property under the Plan and, pursuant to section 1126(g) of the Bankruptcy Code, the votes of such Class were not solicited as such Class is deemed not to have accepted the Plan.

         25. Claims in Class 8 are impaired under the Plan, are not receiving or retaining any property under the Plan and, pursuant to section 1126(g) of the Bankruptcy Code, the votes of such Class were not solicited as such Class is deemed not to have accepted the Plan.

         26. The Debtors, as proponents of the Plan, have complied with the applicable provisions of title 11 of the Bankruptcy Code, as required by section 1129(a)(2) of the Bankruptcy Code. Specifically, the Debtors are proper debtors under section 109 of the Bankruptcy Code and proper proponents of the Plan under section 1121(a) of the Bankruptcy Code. Throughout the Cases and, specifically, in transmitting the Solicitation Packages and the Confirmation Hearing Notice, and in soliciting and tabulating votes on the Plan, the Debtors have complied with the applicable provisions of the Bankruptcy Code and the Bankruptcy Rules, including as provided or permitted by Orders of this Court.

         27. The Plan has been proposed in good faith and not by any means forbidden by law, in compliance with section 1129(a)(3) of the Bankruptcy Code. In determining that the Plan has been proposed in good faith, this Court has examined the totality of the circumstances surrounding the filing of the Cases. The Cases were filed, and the Plan was proposed, with the legitimate and honest purposes of reorganizing the Debtors' ongoing business, maximizing the value of the Debtors' estates to provide the maximum recovery to Claim holders under the circumstances, and preserving jobs of the Reorganized Debtors' employees in connection with the Debtors' post-reorganization operations.

         28. The Debtors, the Debt Coordinators for the Pre-Petition Secured Lenders, the Steering Committee for the Pre-Petition Secured Lenders, the Creditors' Committee, each of the members of each such committee in its capacity as an individual creditor of the Debtors and its capacity as a member of each such committee, and each of the respective present or former members, officers, directors, employees, affiliates, attorneys, investment bankers, restructuring consultants and financial advisors of the foregoing, has acted in good faith, as applicable, in connection with the management and operation of the Debtors and the formulation, negotiation,

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proposal and implementation of the Plan and every contract, instrument, document or other agreement related thereto.

         29. In compliance with section 1129(a)(4) of the Bankruptcy Code, all payments made or to be made by the Debtors or by any person issuing securities or acquiring property under the Plan for services or for costs and expenses in or in connection with the Cases, or in connection with the Plan and incident to the Cases prior to the Confirmation Date, have been approved by an order of the Court or are subject to the approval of the Court as reasonable.

         30. In compliance with sections 1129(a)(5)(A)(i) and (ii) of the Bankruptcy Code, the identity, affiliations and compensation of the persons proposed to serve as directors or officers of the Reorganized Debtors on the Effective Date have been fully disclosed on Plan Schedule 5.6 and the appointment to, or continuance in, such offices by such persons is consistent with the interests of the Debtors' creditors and equity security holders and with public policy.

         31. In accordance with section 1129(a)(5)(B) of the Bankruptcy Code, the Debtors have disclosed the identities of any insiders to be retained by the Reorganized Debtors and the nature of compensation for such insiders on Plan
Schedule 5.6.

         32. The Plan does not provide for any change in rates over which a governmental regulatory commission has jurisdiction. Accordingly, section 1129(a)(6) of the Bankruptcy Code is inapplicable to the Plan.

         33. The Plan complies with section 1129(a)(7) of the Bankruptcy Code, in that each holder of a Claim against or Interest in the Debtors that is impaired under the Plan has



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accepted or is deemed to have accepted the Plan, or will receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date. The liquidation analysis attached as Exhibit A to the Alvarez Declaration, the relevant discussion in the Alvarez Declaration and the evidence adduced at the Confirmation Hearing (a) are persuasive and credible as of the dates such evidence was prepared, presented or proffered, (b) either have not been controverted by other persuasive evidence or have not been challenged, (c) are based upon reasonable and sound assumptions and (d) provide a reasonable estimate of the liquidation value of the Debtors upon conversion to a chapter 7 proceeding.

         34. The Plan complies with section 1129(a)(9)(A) of the Bankruptcy Code. Except to the extent that the Plan expressly provides for a different treatment or holder of an Allowed Administrative Claim has agreed to a different treatment of such Claim, the Plan provides that each holder of an Allowed Administrative Claim shall be paid in full in Cash (a) at the sole option of the Debtors (before the Effective Date) or the Reorganized Debtors (on or after the Effective Date) (i) in the ordinary course of business as the Claim becomes due and owing, or (ii) on the Initial Distribution Date, or (b) on such other date as the Bankruptcy Court may order.

         35. The Plan complies with section 1129(a)(9)(B) of the Bankruptcy Code. Except to the extent that the holder of any Allowed Priority Non-Tax Claim entitled to priority pursuant to sections 507(a)(3), (a)(4) or (a)(6) of the Bankruptcy Code has agreed to a different treatment of such Claim, the Plan provides that the holder of such Claim will be paid in full in Cash on the later of the Initial Distribution Date and a date as soon as practicable after a the date upon which such Claim becomes an Allowed Priority Non-Tax Claim.



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         36. The Plan complies with section 1129(a)(9)(C) of the Bankruptcy
Code. Except to the extent that the holder of an Allowed Priority Tax Claim has agreed to a different treatment of such Claim, the Plan provides that each holder of an Allowed Priority Tax Claim will receive, on the Initial Distribution Date, at the Reorganized Debtors' option, either (a) Cash equal to the amount of such Allowed Priority Tax Claim or (b) Cash in six equal annual installments, together with interest thereon at the legal rate required for such Claims in chapter 11 cases, which interest shall be paid annually in arrears pursuant to section 1129(a)(9)(C) of the Code.

         37. The Plan has been accepted by impaired Classes 2, 5 and 6, and, therefore, the Plan has been accepted by at least one class of Impaired Claims entitled to vote on the Plan, determined without including any acceptance of the Plan by any insider, in compliance with section 1129(a)(10) of the Bankruptcy Code.

         38. The Plan complies with section 1129(a)(11) of the Bankruptcy Code, in that confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or the Reorganized Debtors. The projections attached as Exhibit B to the Alvarez Declaration, together with the relevant discussion in the Alvarez Declaration and the evidence adduced at the Confirmation Hearing, show that after the Effective Date, the Reorganized Debtors should have adequate capital to meet their ongoing obligations and will be under the control of competent management.

         39. The Plan provides for the payment of all fees payable pursuant to section 1930 of title 28 of the United States Code on or before the Effective Date, in compliance with



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section 1129(a)(12) of the Bankruptcy Code. The Plan further provides that all such fees payable after the Effective Date will be assumed and paid by the Reorganized Debtors.

         40. The Reorganized Debtors are not obligated to pay any retiree benefits as defined in section 1114 of the Bankruptcy Code. Section 1129(a)(13) of the Bankruptcy Code is therefore inapplicable to the Plan.

         41. The Plan complies with section 1129(b)(1) of the Bankruptcy Code, in that the Plan does not discriminate unfairly and is fair and equitable with respect to each Class of Claims and Interests that is impaired under, and has not accepted, the Plan. In particular, the Plan is fair and equitable with respect to Class 8. Class 8 will receive no distribution under the Plan, and there are no holders of Claims or Interests junior to Class 8. Moreover, each of Classes 2, 5 and 6, which are senior to Class 8, are receiving distributions less than the full amount of their Claims, and no Class senior to Class 8 is receiving more than full payment on account of their Claims.

         42. The Plan satisfies section 1129(d) of the Bankruptcy Code, in that the principal purpose of the Plan is not the avoidance of taxes or the avoidance of application of Section 5 of the Securities Act of 1933 (15 U.S.C. 'SS'77e).

         43. In connection with the assumption of the executory contracts and unexpired leases pursuant to Section 3.2. of the Plan, including, without limitation, those listed on Plan Schedule 3.2 (the "Assumed Contracts and Leases") as of the Confirmation Hearing, the Plan completely satisfies all requirements for the assumption of the Assumed Contracts and Leases contained in the Bankruptcy Code, including, without limitation, the requirement to cure



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all outstanding defaults, if any, and to provide adequate assurance of future performance under the Assumed Contracts and Leases.

         44. All releases and limitations of liability as to claims and causes of action that are embodied in the Plan, including those third-party releases in favor of non-Debtor persons and entities set forth in Section 7.5.(C) of the Plan that voluntarily were granted by creditors pursuant to the Ballots distributed in connection with soliciting votes to accept or reject the Plan, are appropriate under the circumstances and in the best interests of the Debtors and their estates.

         45. As contemplated by the Plan, the Ballots provided to each impaired Creditor voting on the Plan the opportunity not to release their claims and causes of action against non-Debtor persons.

         46. The Plan satisfies section 1125(e) of the Bankruptcy Code, in that the Debtors and their agents, representatives, attorneys and advisors have solicited votes on the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules and the Voting Procedures Order. The Debtors and their agents, representatives, attorneys and advisors therefore are entitled to the protections of section 1125(e) of the Bankruptcy Code and the limitations of liability set forth in Section 7.4. of the Plan.

         47. The facts set forth in paragraphs 27-29 of the Alvarez Declaration supporting the substantive consolidation of all of the Debtors for purposes of voting on, and of receiving distributions pursuant to, the Plan are persuasive and credible, have not been controverted by other persuasive evidence and have not been challenged, and provide an adequate basis for the substantive consolidation of all of the Debtors as provided in the Plan.



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         48. The technical modifications to the Plan set forth in decretal paragraph B of the Confirmation Order and the amendments to the Schedules and Exhibits to the Plan filed after the Voting Deadline do not materially or adversely affect or change the treatment of any Claim or Interest. Accordingly, pursuant to Rule 3019 of the Bankruptcy Rules, these modifications and amendments do not require additional disclosure under section 1125 of the Bankruptcy Code or the resolicitation of acceptances or rejections under section 1126 of the Bankruptcy Code (except as have been obtained in writing), nor do they require that holders of Claims or Interests be afforded an opportunity to change previously cast acceptances or rejections of the Plan as filed with the Court.

         49. The record of the Confirmation Hearing and the Cases is sufficient to support the releases, exculpations and injunctions provided for in Article VII of the Plan.

         50. The Court may properly retain jurisdiction over the matters set forth in Article VIII of the Plan.

         51. Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan constitute a good faith compromise and settlement of all claims or controversies relating to the enforcement or termination of all contractual, legal and equitable subordination and turnover rights that a holder of a Claim or Interest or the Debtors may have with respect to any Allowed Claim or Interest, or any distribution to be made pursuant to the Plan on account of such Claim.



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         52. No further action of this Court or the respective directors or shareholders of the Debtors or the Reorganized Debtors will be required to authorize the Reorganized Debtors to enter into, execute and deliver, or adopt, as the case may be, the documents necessary to implement the provisions of the Plan.

Dated:     New York, New York
           January 16, 2003

                                        /s/ Richard L. Bohanon
                                        ---------------------------------------
                                        The Honorable Richard L. Bohanon
                                        United States Bankruptcy Judge




                                       17